Exhibit 99.1

KMG Chemicals Reports First Quarter 2013 Financial Results

HOUSTON – December 7, 2012 – KMG Chemicals, Inc. (NYSE: KMG), a global provider of specialty chemicals in select markets, today announced financial results for the fiscal 2013 first quarter ended October 31, 2012.

2013 First Fiscal Quarter Highlights

•	Net sales were $65.3 million, down 8.7% from the comparable quarter in fiscal 2012, reflecting reduced volumes within our Wood Treating Chemicals business.

•	Gross profit margins increased to 30.7%, from 26.1% in the first fiscal quarter of 2012.

•	Operating income increased 1.6% to $7.1 million vs. $7.0 million in the same period a year ago.

•	Diluted earnings per share were $0.36, up 16% from $0.31 per share in last year’s first fiscal quarter.

•	Electronic Chemicals segment operating margins (after corporate allocations) improved to 12.8% vs. 6.9% in the first fiscal quarter of 2012.

•	Wood Treating Chemicals segment operating margins (after corporate allocations) were 13.1% vs. 15.7% in last year’s first quarter.

Neal Butler, President and CEO of KMG, commented, “Our first quarter results underscore the progress we have made in integrating and optimizing acquired assets within our Electronic Chemicals business. Electronic Chemicals segment operating margins improved 280 bps from the fourth quarter of 2012 and 590 bps from last year’s first quarter. Although our Wood Treating Chemicals business experienced a challenging first quarter, increased profitability within our Electronic Chemicals segment helped drive solid earnings per share growth on a year-over-year basis.”

Electronic Chemicals

Electronic Chemicals sales increased 2.9% year/year to $39.5 million in the fiscal first quarter of 2013, but declined 8.2% from $43.1 million in the fourth quarter of fiscal 2012. Overall demand for KMG’s high purity electronic chemicals softened in the first quarter, as semiconductor manufacturers curtailed production in response to weakening global economic conditions.

Segment operating margins improved strongly on a sequential and year/year basis, reaching 12.8% in the first quarter of 2013 compared to 10.0% in the fourth quarter of fiscal 2012 and 6.9% in the first quarter of fiscal 2012. The improvement in operating profitability from the prior year is primarily related to the realization of previous pricing adjustments that were implemented in response to prior raw material cost increases.

Wood Treating Chemicals

Wood Treating Chemicals sales declined to $25.7 million from $33.2 million in the first quarter of 2012, reflecting lower volumes, but increased from $24.3 million in the fourth quarter of fiscal 2012. The decline in first quarter volumes relative to last year’s first quarter is primarily attributable to increased competitive pressures from alternative processes and materials in the rail tie treating market.

Wood Treating Chemicals segment operating margins decreased to 13.1% in the first quarter, from 15.7% in the first quarter of fiscal year 2012, but were essentially flat from 13.2% in the fourth quarter of fiscal 2012. While margins declined on a year/year basis, the impact from lower volumes was mitigated by continued sales strength in our pentachlorophenol (penta) product line, which continues to benefit from market demand for mid-level transmission poles.

Balance Sheet and Cash Flow Overview

John V. Sobchak, CFO of KMG, said, “KMG paid down $2 million in debt in the first quarter of fiscal year 2013, ending the quarter with long-term debt of $22 million. We have reduced our long-term debt by 50% over the past twelve months, resulting in long-term debt-to-shareholders’ equity of 19.7% as of October 31, 2012. KMG continues to maintain strong financial flexibility, with $58 million in available credit under our current revolving credit facility. Our cash flow remained solid, as KMG generated net cash from operating activities of $6.3 million in the fiscal first quarter.”

Outlook

Commenting on the outlook, Mr. Butler said, “We expect demand for our electronic chemicals products to further decline in the second quarter as reported global semiconductor production slows from first quarter levels before strengthening in the second half of fiscal year 2013. Lower sales and production levels will also cause a decline in that segment’s second quarter operating margins. In our Wood Treating Chemicals segment, we anticipate that second quarter sales volumes will decline from first quarter levels before strengthening in the second half of fiscal year 2013. These challenging economic conditions will likely cause our second quarter diluted earnings per share to be essentially in line with, or slightly below, last year’s second quarter with expected improvement in the third fiscal quarter.”

Mr. Butler concluded, “Despite near-term challenges, we are optimistic on the outlook for fiscal 2013 and beyond given the opportunities that lie ahead. Backed by our strong balance sheet, we continue to pursue accretive acquisition opportunities, including the establishment of a new market platform by the end of fiscal 2014. We remain committed to generating long-term shareholder value through our proven consolidation strategy.”

Conference Call

Date: Friday, December 7, 2012

Time: 10:00 a.m. EST

Dial-in: 866-510-0704 or 617-597-5362

Participant passcode: 94597667

The conference call will also be webcast live via the “Investors” section of the Company’s website at http://kmgchemicals.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software.

If you are unable to listen live, the conference call will be archived on the KMG website. A telephone replay of the call will also be available for one week, starting at 11:00 a.m. ET on December 7, 2012. To access the call, dial 888-286-8010 or 617-801-6888 using participant passcode 32793961.

About KMG

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to select markets. The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes. Its current operations are focused on the electronic and industrial wood treatment chemical markets. For more information, please visit the Company’s website at http://kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Contact

KMG Chemicals, Inc.

Eric Glover, 713-600-3865

Investor Relations Manager

KMG CHEMICALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(In thousands, except for per share amounts)

	Three Months Ended October 31,
	2012	2011
Net sales	$65,336	$71,539

Cost of sales	45,248	52,864

Gross profit	20,088	18,675

Distribution expenses	7,053	6,070
Selling, general and administrative expenses	5,931	5,614

Operating income	7,104	6,991

Other income/(expense)
Interest expense, net	(411)	(550)
Other, net	(50)	(75)

Total other expense, net	(461)	(625)

Income from continuing operations before income taxes	6,643	6,366
Provision for income taxes	(2,435)	(2,505)

Income from continuing operations	4,208	3,861

Discontinued operations:
Loss from discontinued operations, before income taxes	(102)	(526)
Income tax benefit	36	200

Loss from discontinued operations	(66)	(326)

Net income	$4,142	$3,535

Earnings per share:
Basic
Income from continuing operations	$0.36	$0.34
Loss from discontinued operations	—	(0.03)

Net income	$0.36	$0.31

Diluted
Income from continuing operations	$0.36	$0.34
Loss from discontinued operations	—	(0.03)

Net income	$0.36	$0.31

Weighted average shares outstanding:
Basic	11,436	11,348
Diluted	11,564	11,511

KMG CHEMICALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except for share and per share amounts)

	October 31, 2012	July 31, 2012
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$4,180	$1,633
Accounts receivable
Trade, net of allowances of $89 at October 31, 2012 and $16 at July 31, 2012	26,344	28,933
Other	1,280	960
Inventories, net	46,129	40,661
Current deferred tax assets	1,424	1,417
Prepaid expenses and other	1,595	2,057

Total current assets	80,952	75,661

Property, plant and equipment, net	68,629	68,026

Deferred tax assets	1,154	1,129
Goodwill	3,778	3,778
Intangible assets, net	14,903	14,980
Restricted Cash	1,000	1,000
Other assets, net	3,268	3,116

Total assets	$173,684	$167,690

Liabilities & stockholders’ equity
Current liabilities
Accounts payable	$23,953	$21,855
Accrued liabilities	4,374	4,303
Employee incentive accrual	839	2,227
Income taxes payable	2,647	292

Total current liabilities	31,813	28,677

Long-term debt, net of current maturities	22,000	24,000
Deferred tax liabilities	6,825	7,046
Other long-term liabilities	1,227	1,200

Total liabilities	61,865	60,923

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, 11,412,400 shares issued and outstanding at October 31, 2012 and 11,405,808 shares issued and outstanding at July 31, 2012	114	114
Additional paid-in capital	26,203	26,022
Accumulated other comprehensive loss	(3,267)	(4,339)
Retained earnings	88,769	84,970

Total stockholders’ equity	111,819	106,767

Total liabilities and stockholders’ equity	$173,684	$167,690

KMG CHEMICALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In thousands)

	Three Months Ended October 31,
	2012	2011
Cash flows from operating activities
Net income	$4,142	$3,535
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	1,757	1,765
Amortization of loan costs included in interest expense	17	27
Stock-based compensation expense	181	211
Bad debt expense	73	—
Inventory valuation adjustment	(209)	45
Loss on disposal of property	9	4
Loss on sale of animal health business	57	—
Deferred income tax expense (benefit)	(221)	576
Tax deficiency from stock-based awards	—	30
Changes in operating assets and liabilities
Accounts receivable — trade	2,723	4,505
Accounts receivable — other	(315)	(385)
Inventories	(5,038)	524
Other current and noncurrent assets	310	459
Accounts payable	1,901	719
Accrued liabilities and other	(1,400)	(162)
Income taxes payable	2,345	1,729

Net cash provided by operating activities	6,332	13,582

Cash flows from investing activities
Additions to property, plant and equipment	(1,523)	(1,800)

Net cash used in investing activities	(1,523)	(1,800)

Cash flows from financing activities
Net borrowings/(payments) under revolver credit agreement	(2,000)	6,054
Principal payments on borrowings on term loan	—	(11,333)
Tax deficiency from stock-based awards	—	(30)
Book overdraft	—	(2,852)
Payment of dividends	(342)	(283)

Net cash used in financing activities	(2,342)	(8,444)

Effect of exchange rate changes of cash	80	(15)

Net increase in cash and cash equivalents	2,547	3,323

Cash and cash equivalents at beginning of period	1,633	1,826

Cash and cash equivalents at end of period	$4,180	$5,149

Supplemental disclosures of cash flow information
Cash paid for interest	$394	$527
Cash paid for income taxes	$295	$253

Net Sales and Operating Income by Segment

($ in thousands; includes effects of rounding)

Segment Net Sales

	Three Months Ended October 31,
	2012		2011
	Net	% of Total	Net	% of Total
	Sales	Segment Net Sales	Sales	Segment Net Sales
Segment
Electronic Chemicals	$39,507	61%	$38,378	54%
Wood Treating Chemicals	25,700	39%	33,161	46%

Total Sales for Reportable Segments	$65,207	100%	$71,539	100%

Segment Operating Income (1)

	Three Months Ended October 31,
	2012		2011
	Operating	% of Segment	Operating	% of Segment
	Income	Net Sales	Income	Net Sales
Segment
Electronic Chemicals	$5,072	12.8%	$2,663	6.9%
Wood Treating Chemicals	3,366	13.1%	5,221	15.7%

Total Segment Income from Operations	$8,438		$7,884

(1)	Segment income from operations includes allocated corporate overhead expenses.